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                                                                   Exhibit 11.01

               Travelers Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)


                                                               Three Months Ended
                                                               ------------------
                                                                    March 31,
                                                                    ---------
                                                              1998           1997
                                                            --------       --------
Earnings:
   Net income                                               $    347       $    273
                                                            ========       ========

Average shares:
   Basic                                                       392.2          399.4
                                                            ========       ========
   Diluted                                                     392.6          399.4
                                                            ========       ========

Earnings per share (EPS):
   Net income per common share                              $   0.88       $   0.68
                                                            ========       ========
   Net income per common share - assuming dilution          $   0.88       $   0.68
                                                            ========       ========

Net income per common share (Basic EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Net income per common share-assuming dilution (Diluted EPS) reflects the effect of potentially dilutive securities, principally stock-based incentive plans.